Exhibit 10.92b

Ore Pharmaceuticals 2008 Incentive Compensation Plan Document

I. Purpose

The purpose of the Plan is to provide an incentive opportunity to eligible employees of Ore Pharmaceuticals Inc. ("Ore") to drive performance towards the achievement of Ore Performance Goals in 2008.

II. Plan Period

The Plan period is January 1 – December 31, 2008.

III. Eligibility

Employees must meet the following requirements to be eligible for the program:

  full-time (i.e. working at least 30 hours per week or more)
  commencing full-time employment by 9/30/2008

Eligibility equates only to the opportunity to earn an award. Refer to section VI for more detail on the determination of individual awards. Eligibility also requires that the employee be an employee of Ore as of December 31, 2008 as described in Section VII. Certain executive officers are not covered by the program, unless otherwise agreed.

IV. Individual Award Target

The annual individual incentive target for each eligible employee is set, based on the job grade assigned to each employee, as a percentage of the employee’s ending base salary for the performance year as reflected in the chart below. The job grade assigned to an eligible employee on 12/31/2008 determines the appropriate annual target for such employee. The target is based on achievement of 100% of the applicable Ore Performance Goals.

PROFESSIONAL	SCIENTIFIC	MANAGEMENT	NONEXEMPT	ANNUAL TARGET as % of salary (Certain exceptions exist)
P99		M00		Varies
P07, P08	SC08, SC09, SC10	M06, M07, M08		13.00%
P05, P06	SC06, SC07	M04		10.50%
P03, P04	SC04, SC05	M01, M03		8.00%
P01, P02	SC02, SC03			6.00%
			N01 - N06	5.00%

Exhibit 10.92b

V. Ore Performance Goals

Exhibit A specifies the Ore Performance Goals for 2008 that determine what percentage of each employee’s incentive target is earned and the percentage that each goal represents of the entire Performance Goals. Exhibit A may also specify additional percentages or amounts applicable to certain goals that are exceeded.

VI. Determination of Individual Awards

An individual employee’s incentive compensation will be equal to:

salary (as of 12/31/08) x ICP target x percentage achieved of Ore Performance Goals x proration (if any)

For any employee commencing employment after the beginning of the Plan period, the employee’s incentive compensation will be further adjusted to reflect the percentage of the Plan Period that such employee was employed (e.g. if an employee began work on July 1 of the Plan period, that employee’s incentive compensation would be roughly ½ of the incentive compensation determined by the formula above).

The determination as to whether and to what degree Ore Performance Goals are achieved and the payments to executive officers of the Company and any other Senior Vice Presidents that report directly to the Chief Executive Officer must be approved by the Compensation Committee of the Board of Directors. Any payment hereunder to the Chief Executive Officer must also be approved by the Board of Directors.

VII. Payout of Awards

Awards are scheduled to be paid out in the 1st quarter of 2009.

To be eligible to receive an award, on the last working day of the Plan period (12/31/2008) an employee must be an active, full-time employee or on a leave status approved by Human Resources. Employees whose employment by Ore terminates, whether voluntarily or involuntarily, after the last working day of the Plan period and employees who are on an approved leave status on the last working day of the Plan period, but in either such case before the actual payout of awards, are eligible to receive an incentive award, subject to the provisions in paragraph VI above, and without penalty solely for having left employment by Ore after the last working day of the Plan period.

The achievement of Ore Performance Goals cannot be calculated until after the end of the Plan period. Therefore, eligible employees whose employment terminates, either voluntarily or involuntarily, prior to the end of the Plan period will not be eligible for any award under this Plan.

All award payouts will be subject to applicable payroll tax and benefits withholdings.

VIII. Amendment or Termination of the Plan

Ore reserves full power and discretion to administer, construe, and interpret the Plan and to determine all issues regarding eligibility and amount of payment. Ore may amend, supplement, supersede or terminate this Plan at any time at the discretion of executive management and/or Ore’s Board of Directors or its Compensation Committee. The Board of Directors or its Compensation Committee may also determine if and how extraordinary events will be taken into account in determining how such extraordinary events will affect the Plan and whether and to what degree the plan will be funded. Further, the terms and conditions of the Plan may be altered or eliminated in subsequent years.

Exhibit 10.92b

IX. Relationship of Plan to Employment

This plan is not intended to create a term of employment between any employee and Ore or any right to continuation of employment by Ore during the Plan Period. Employment of any individual at Ore may be terminated by either Ore or the individual, with or without cause, at any time.

X. Country Specific Laws

Where local law requires any modification to what is prescribed in this Plan in terms of incentive eligibility, guidelines and/or payout of awards, local law must be adhered to. However, Ore reserves the right, to the extent permitted or not prohibited by such law, to determine how the plan shall be modified to comply with such law or whether to provide alternate consideration as determined by Ore in lieu of the incentive award herein specified.

XI. Approvals:

________________________________
Al Risdorfer	___/____/2008
Vice President of Human Resources

________________________________
Phil Rohrer	___/____/2008
Chief Financial Officer

________________________________
Charles L. Dimmler III	___/____/2008
Chief Executive Officer

Recommended by resolution of the Compensation Committee of the Board of Directors of
Ore Pharmaceuticals Inc. on March 20, 2008 and approved by the Board on March 21, 2008